Exhibit 10.10

Executive Employment Agreement

BETWEEN:

MDNA Life Sciences Inc.

a corporation duly incorporated under the laws of the State of Delaware,

(“MDNA”)

- and –

Robert Poulter,

of Gorham, Ontario, Canada

(the "Executive")

WHEREAS:

1.	MDNA is engaged in the business of mitochondrial genomics research and development of early detection and/or diagnosis and/or prognosis and/or therapies for prostate cancer, bladder cancer, testicular cancer, skin cancer, melanoma, breast cancer, cervical cancer, endometrial cancer, ovarian cancer, colo-rectal cancer, lung cancer, and other cancers, endometriosis and other diseases and conditions; and

2.	MDNA and the Executive have agreed to enter into an employment relationship for their mutual benefit;

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.	Cancellation of Prior Agreements

(1)	MDNA and the Employee herein agree that this Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to that subject matter.

2.	Duties

(1)	MDNA appoints the Executive to undertake the duties and exercise the powers as Chief Business Officer and the Executive accepts the position on the terms and conditions set forth in this agreement.

(2)	Given the rapidly evolving growth of MDNA, the Executive agrees that his duties, location of employment and reporting relationships may be adjusted at any time, within MDNA’s discretion, to meet its ongoing business requirements, without any advance notice except as may be required by statute. The Executive agrees that any such change will not amount to a constructive dismissal.

(3)	The Executive will be responsible for:

a.	Day-to-day management of MDNA’s license and distribution deal making.
b.	Supporting and advising on MDNA’s merger and acquisition deal making.
c.	Developing and executing license and distribution deal strategies that allow the company to fulfill its scientific mission, product vision, corporate revenue objectives, and build shareholder value.
d.	Take ultimate relationship management responsibility for license and distribution deals including oversight of transaction implementation.
e.	Work with company teams to manage, execute, and implement license and distribution and other partnering transactions.
f.	Produce quality deliverables – presentations, term sheets, agreements, implementation plans.
g.	Conduct research and analysis to support international business and corporate development within the firm.
h.	Provide guidance to the company’s product development staff as required.
i.	Forge strong relationships with the industry and the company’s business partners.

(4)	The Executive will report to the President and Chief Executive Officer and shall perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the President and Chief Executive Officer and/or the Board of Directors.

(5)	The Executive acknowledges that the hours of work involved will vary and be irregular and those hours are required to meet the objectives of MDNA. The Executive agrees to undertake and diligently perform the duties as may be requested by MDNA and will devote his full working time to carry out those duties in the interests of MDNA. The Executive also acknowledges that he is in the position of a fiduciary with respect to MDNA and all of its property and assets, whether tangible or intangible.

(6)	The Executive warrants to MDNA that the performance of his duties as an employee of MDNA will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and he is not bound by any agreement with or obligation to any other party that conflicts with his obligations as an employee of MDNA. The Executive further warrants that he will not, in the performance of his duties as an employee of MDNA: improperly bring to MDNA or use any trade secrets, confidential information or other proprietary information of any other party.

3.	Term

The Executive's appointment under this contract shall commence with effect from March 1, 2018 and shall continue until terminated in accordance with the provisions of clause 8 of this agreement.

4.	Compensation

(1)	The fixed annual remuneration of the Executive for his active services shall be at the rate of $225,000 US Dollars per annum. The fixed remuneration shall be reviewed by MDNA on an annual basis.

(2)	In addition to the fixed remuneration, the Executive may, in the absolute discretion of MDNA, receive from MDNA a bonus payment in respect of a year, which discretionary bonus shall not exceed up to a maximum of 30% of the fixed remuneration for that year. The Executive’s bonus will be performance based and based upon pre-defined financial, business and personal objectives for the Executive that will be set and determined by the Board of Directors. The Executive is only eligible for any bonus while he is an active employee and up to the date of termination of his employment. No bonus will accrue, be due or payable for any period post-termination.

(3)	The bonus plan may be revised, amended or cancelled at the sole discretion of MDNA. MDNA makes no representations or warranties as to the terms, form, nature or content of any future bonus plan.

(4)	In addition to the fixed remuneration and discretionary bonus plan, the Executive may, in the absolute discretion of MDNA, receive from MDNA stock options or stock-related grants.

(5)	All taxable amounts set forth in this Agreement are subject to applicable withholding or source deductions.

5.	Benefits

(1)	Expenses. It is understood and agreed that the Executive will incur expenses in connection with his duties under this agreement. MDNA will reimburse the Executive for any reasonable business expenses, in accordance with company policy, provided that the Executive provides to MDNA an itemized written account and receipts acceptable to MDNA in accordance with the Travel & Expense policies of the corporation.

(2)	Benefit plans. In addition to the compensation outlined above, the Executive shall participate in all group medical, dental or other such benefit plans (the "Employee Benefits") which MDNA provides to its employees. MDNA reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether upon providing the Executive with 90 days' advance written notice of such changes. Any such changes to the Employee Benefits will be made to the group plan as a whole and will not only affect the Executive. The Executive agrees that a change made in accordance with this paragraph shall not constitute a constructive dismissal. Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

6.	Service

(1)	The Executive, throughout the term of the Executive's appointment, shall devote his full time and attention to the business and affairs of MDNA and its subsidiaries and shall not, without the consent in writing of the Board of Directors of MDNA, undertake any other business or occupation or become a director, officer, employee, contractor or agent of any other company, firm or individual.

(2)	The Executive shall well and faithfully serve MDNA and its subsidiaries and use his best efforts to promote the interests thereof and shall not disclose the private affairs of MDNA and its subsidiaries to any person other than the Board of Directors of MDNA or for any purposes other than those of MDNA.

7.	Vacation

The Executive shall be entitled during each year six (6) weeks' paid vacation. The vacation shall be taken at the time or times acceptable to MDNA, having regards to the business requirements and subject to the company vacation policies. The Executive shall not be allowed to carry forward any unused vacation into the next calendar year unless such carry forward is previously approved by MDNA in accordance with the MDNA Vacation Policy.

8.	Termination of Employment

(1)	The parties understand and agree that the Executive's employment pursuant to this agreement may be terminated as follows:

a.	by the Executive, at any time, for any reason, on the giving of ninety (90) days written notice to MDNA (MDNA may waive notice, in whole or in part and if it does so, the Executive's entitlement to remuneration and benefits pursuant to this agreement will cease on earlier of (i) the date the Executive commences alternate employment; or, (ii) the date the Executive’s 90 day written notice period expires). The Executive shall not be entitled to any termination or severance payment but will be entitled to payment of any accrued and unpaid salary earned plus payment for any accrued and unused vacation entitlement not used up to and including the date of termination, payable in the ordinary course.

b.	by MDNA, in its absolute discretion, without any notice or pay in lieu thereof, for just cause.
For the purposes of this agreement, "cause" includes, without limitation, the following:

(i)	any material breach of the provisions of this agreement;
(ii)	conduct of the Executive which brings the Executive or MDNA into disrepute;
(iii)	the conviction of the Executive of a criminal offence punishable by indictment (where such cause is not prohibited by law); and
(iv)	any and all omissions, commissions or other conduct which would constitute "cause" at common law.

c.	by MDNA, at its absolute discretion, without cause and for any reason, by providing the Executive with:

(i)	working notice of termination equal to the greater of:

Twelve (12) months notice. For the sake of greater clarity, this provision provides that MDNA may terminate the Executive’s employment, without cause and for any reason, by providing working notice of termination.; or

a)	The minimum termination and, if applicable, severance required by the provisions of the Ontario Employment Standards Act 2000, S.O., c. 41, as it may from time to time be amended.

(ii)	in lieu of such notice, a lump sum payment equivalent to your base salary plus an amount equivalent to MDNA monthly cost for Employee Benefits plus an amount equivalent to any accrued and unused vacation entitlement for the applicable notice period under (i) above; or

(iii)	in lieu of such notice, a continuance of your base salary (including any Employee Benefits which may be offered by MDNA if such continuation of benefits are permitted by its carriers) for a period equal to the applicable notice period under (i) (“termination pay continuation period”); or

(iv)	any combination of (i), (ii) and (iii) above.

d.	During any termination pay continuation period, the Executive has a duty to seek alternate employment and mitigate his damages. In the event that during any termination pay continuation period, the Executive secures other employment (including contract or self employment), the Executive shall immediately advise MDNA and MDNA shall discontinue the payments and benefits in c (ii) and c (iii) above. Thereafter, MDNA shall provide to the Executive with the equivalent of one-half (50 per cent) of the remaining salary, Employee Benefit equivalent, and vacation entitlement he would have received to the end of the termination pay continuation period, in a lump sum payment. Under no circumstances will the Executive receive less than the minimum statutory entitlements under the Ontario Employment Standards Act 2000, S.O., c. 41, as it may from time to time be amended. Should the Executive fail to report any income generating position or contract to MDNA within seven (7) days of securing such a position, all entitlements to termination pay will immediately cease.

e.	It is agreed and understood that the amounts outlined in (c) above constitute reasonable notice and include any obligation which MDNA may have for pay in lieu of notice and/or severance pay pursuant to the Ontario Employment Standards Act, 2000, S.O. 2000, c. 41. The Executive agrees to accept the notice (or pay in lieu of notice) as set out in this clause in full and final settlement of all amounts owing to the Executive by MDNA on termination, including any payment in lieu of notice of termination, entitlement of the Executive under any applicable statute and any rights which the Executive may have at common law, and the Executive waives any claim to any other payment or benefits from MDNA.

The above provisions include both notice of termination and severance pay, whether by statute or common law, and may exceed those terms as defined in the Employment Standards Act, 2000, S.O. 2000, as amended. The provisions of the Employment Standards Act, 2000, S.O. 2000 as it may from time to time be amended are incorporated into this Agreement and shall prevail if greater.

(2)	The Executive's employment shall also be terminated upon his death.

(3)	On termination of employment the Executive shall immediately resign all offices held (including directorships) with MDNA and its subsidiaries and affiliates and save as provided in this agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned, MDNA is irrevocably authorized to appoint some person in the Executive's name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

(4)	The Executive's obligations concerning confidentiality, intellectual property, non-solicitation and other matters as set out in Schedule A of this agreement shall survive the termination of the Executive's employment pursuant to this agreement.

9.	Employer's Property

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to his employment under this agreement, or furnished by MDNA to the Executive, and all equipment, credit cards, books, computers, personal digital assistants, records, reports, files, electronic files, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of MDNA at all times and shall be surrendered to MDNA , in good condition, promptly at the request of MDNA, or in the absence of a request, on the termination of the Executive's employment with MDNA .

10.	Confidentiality, Intellectual Property, Non-Solicitation And Other Matters

As a term of the Executive’s employment, he is required to review and sign the enclosed Agreement concerning Confidentiality, Intellectual Property, Non-Solicitation and Other Matters (attached as Schedule “A”). This Agreement constitutes and forms part of the overall employment agreement between the Executive and MDNA.

11.	Assignment of Rights

The rights which accrue to MDNA under this agreement shall pass to its successors or assigns. The rights of the Executive under this agreement are not assignable or transferable in any manner.

12.	Notices

(1)	Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to MDNA, or if delivered to the Executive via facsimile or electronic mail.

(2)	Any notice required or permitted to be given to MDNA shall be sufficiently given if mailed by registered mail to MDNA’s head office at its address last known to the Executive, or if delivered to MDNA via electronic facsimile or electronic mail.

13.	Severability

In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

14.	Entire Agreement

This document constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by MDNA, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

15.	Modification of Agreement

Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

16.	Acknowledgement.

The Executive acknowledges that:

a.	he has received a copy of this Agreement;
b.	he has had sufficient time to review and consider this Agreement thoroughly;
c.	he has read and understands the terms of this Agreement and his obligations under this Agreement;
d.	the restrictions placed upon him by this Agreement are reasonably necessary to protect MDNA’s proprietary interests and will not preclude the Executive from being gainfully employed in a suitable capacity following the termination of the Executive’s employment, given his knowledge and experience;
e.	he has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement and the Employee has obtained such advice; and
f.	this Agreement is entered into voluntarily by him.

17.	Further Assurances

The parties shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

18.	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic means.

19.	Headings

The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

21.	Governing Law

This agreement shall be construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF this agreement has been executed by the parties to it, as follows:

SIGNED, SEALED AND DELIVERED

in the presence of:

Dated: March 1, 2018	/s/ Robert Poulter
Robert Poulter
Witness:

/s/ Heather Poulter
Heather Poulter
Print Name under Signature

Dated: March 1, 2018
MDNA Life Sciences Inc.
“I have authority to bind the company”

	Name:	Chris Mitton

	Title:	Chief Executive Officer

SCHEDULE “A” TO EXECUTIVE EMPLOYMENT AGREEMENT

Agreement Concerning Confidentiality, Intellectual Property, Non-Solicitation and Other Matters

BETWEEN:

MDNA Life Sciences Inc.

(“MDNA”)

- AND-

Robert Poulter

(“the Employee” or “I”)

In my employment with MDNA Life Sciences Inc. (“MDNA”), I, Robert Poulter, understand that I will be given access to Confidential Information about MDNA and its affiliated companies, and that I will be entrusted with relationships and connections with MDNA’s clients, suppliers, employees and others. In consideration of my employment, I acknowledge, understand and agree with MDNA as follows:

1)	Confidential information:

a)	Confidential Information. All Confidential Information covering the business or affairs of MDNA or its affiliated companies, or all Confidential Information of their clients or suppliers is the exclusive and confidential property of MDNA, or those parties, as the case may be, and will at all times during and subsequent to my employment with MDNA be regarded and protected as such by me.

i)	“Confidential Information” means information in any form, not generally known to the public, disclosed to or acquired by me directly or indirectly from MDNA or any clients, suppliers, business partners or affiliates of MDNA including, without limitation, through access to MDNA’s place of business and contact with MDNA’s clients, suppliers, business partners or affiliates during the term of my employment with MDNA, including, without limitation:

(1)	confidential methods of operation, which include all information relating to MDNA’s research and development, know-how, processes, marketing programs, services and products, methods, service systems, security information and systems, and trade secrets;

(2)	information pertaining to any intellectual and industrial property rights of MDNA and/or its affiliates including information relating to all inventions, designs, ideas, works, creations, developments, programs, plans, codes, drawings, sketches, compilations of information, analyses, experiments, data, formula, formulations, specifications, research, know-how, test data, technical data, methods, processes, procedures, techniques, practices, prototypes, products, (including without limitation parts and accessories hereof) samples, equipment, tools, machines and includes any modifications or improvements hereto;

(3)	any information regarding or relating to the use of mitochondrial genomics research and development of early detection and/or diagnosis and/or prognosis and/or therapies for prostate cancer, bladder cancer, testicular cancer, skin cancer, melanoma, breast cancer, cervical cancer, endometrial cancer, ovarian cancer, colo-rectal cancer, lung cancer, and other cancers, endometriosis and other diseases and condition;

(4)	personal information, including identification and medical information regarding participants in research studies being performed by MDNA and once MDNA products are commercially available, individuals undergoing detection, diagnostic and/or treatment procedures;

(5)	any source of supply of products, raw materials, terms available from suppliers and information provided or related to suppliers of products, raw materials or services, and any terms of any contractual arrangements between MDNA and/or its affiliates and the supplier of any products, raw materials or services;

(6)	all information regarding MDNA’s clients, including customer lists, contracts, prices, invoices, computer printouts, contact information and other similar information;

(7)	all information concerning MDNA’s potential customers and clients, including mailing lists, prospects, contact information, and other similar information;

(8)	any information about the business of MDNA which is not known to the public or competitors, or any other information which gives MDNA an opportunity to obtain an advantage over competitors who do not know such information;

(9)	financial information, including MDNA’s costs, sales, income, profits and other similar information;

(10)	business opportunities, including all clients, suppliers, business partners, ventures considered by MDNA, whether or not such opportunities are pursued;

(11)	personnel information, including the names of employees and independent contractors and applicable remuneration and benefit policies;

(12)	computer programs and procedures relating to business of MDNA or its affiliates and other similar information;

(13)	all information relating to the research, developments, systems, operations, of MDNA or its business partners or affiliates;

(14)	all information received from any clients, suppliers, business partners or affiliates of MDNA;

(15)	all information specifically designated by MDNA as confidential;

(16)	all information specifically designated by a client, supplier, business partner or affiliate of MDNA as confidential;

(17)	all information required to be maintained in confidence by MDNA pursuant to an agreement with a client, supplier, business partner, employee, independent contractor or any entity or person or arising by operation of law.

(18)	vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the business of MDNA or its affiliates;

(19)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, negotiations of contracts, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of MDNA that have been or are being discussed; and

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(20)	any other information that becomes known to me as a result of employment that I, acting reasonably, believe is confidential information or that MDNA takes measures to protect.

b)	“Confidential Information” does not include:

i)	the general skills and experience gained during my employment or engagement with MDNA that I could reasonably have been expected to acquire in similar employment or engagements with other companies;

ii)	anything which I can demonstrate by documented evidence was known to me prior to the date of the commencement of my employment or involvement with MDNA; and/or

iii)	information publicly known without breach of this Agreement or similar agreements;

2)	Receipt of Confidential Information: I acknowledge that during the course of my employment with MDNA, I will acquire or have access to Confidential Information of MDNA, and that such Confidential Information could be used to the detriment of MDNA. Accordingly, I covenant and agree that during the course of my employment with MDNA and at all times after the termination of my employment with MDNA, regardless of how that termination should occur and whether or not I have any claims against MDNA I shall:

a)	at all times during and subsequent to my employment with MDNA, not disclose Confidential Information to any Person (other than as necessary in carrying out my duties on behalf of MDNA) without first obtaining MDNA’s consent. I will take all reasonable precautions to prevent disclosure, inadvertent or otherwise, of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

b)	not gratuitously or otherwise, use any Confidential Information for my own purposes or benefit or for the purposes or benefit of any other person other than MDNA;

c)	not divulge, communicate or disclose to any person any such Confidential Information other than such disclosures as are required to be made by me in the due and proper performance of my duties of employment with MDNA or, are otherwise consented to in writing by MDNA or are required by law;

d)	not copy, reproduce, store, extract or make notes of any Confidential Information other than in the due and proper performance of my duties of employment with MDNA or without first obtaining MDNA’s consent. I will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.

3)	Mandatory Disclosure of Confidential Information: In the event that I shall be legally compelled or required by a court of competent jurisdiction to disclose all or any part of the Confidential Information, I shall, if legally able, immediately notify MDNA, so that MDNA is afforded an opportunity to dispute the requirement. If a sealing order, a protective order or other appropriate remedy is not obtained by MDNA before such disclosure is required, I shall disclose only those portions of the Confidential Information in question which I am advised by written opinion of counsel (to be addressed to me and to MDNA) that I am legally required to disclose and will exercise my best efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

4)	Ownership of Confidential Information: I hereby acknowledge and confirm that the Confidential Information is and shall remain the sole and exclusive property of MDNA and its affiliates or the clients, suppliers or business partners, as the case may be, regardless of whether such Confidential Information was generated or developed by me (acting alone or in conjunction with others) or by others and regardless of whether such Confidential Information was generated at MDNA’s premises or using MDNA’s resources.

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5)	Return of Confidential Information: I agree that, upon any request by MDNA from time to time during my employment with MDNA and upon termination of my employment with MDNA, I shall promptly return and deliver to MDNA all tangible embodiments of any Confidential Information in my possession or under my control (including, without limitation, documents, manuals, research results, drawings, letters, blueprints, lists, data, records, computer programs, codes, materials, prototypes, products, samples or reports and any notes or analysis hereof - whether prepared by me alone or in conjunction with others or prepared by others) and all copies of reproductions of same and I shall delete and copies or reproductions of such Confidential Information from all retrieval systems and data bases (other than those belonging to MDNA) or destroy same as directed by MDNA. Within three (3) Business Days after the termination of my employment on any basis, I will promptly deliver to MDNA all property of or belonging to or administered by MDNA including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within my possession or under my control. I shall within five business days of the termination of my employment with MDNA deliver to MDNA, upon MDNA’s written request and at MDNA’s cost, a statutory declaration confirming that I have complied with the provisions of this paragraph.

6)	Obligations Cumulative: The obligations contained herein are in addition to, and not in substitution for, any other obligations of confidentiality which I may have to MDNA and/or its affiliates (including, without limitation, contractual, fiduciary or otherwise) arising out of my employment with MDNA or the performance by me of my duties of employment or otherwise.

7)	Obligations Continue. My obligations under sections 1 – 6 inclusive are to remain in effect in perpetuity and will exist and continue in full force and effect notwithstanding any breach or repudiation or any alleged breach or repudiation of this Agreement by MDNA.

Intellectual Property

8)	Definition: For the purposes of this Agreement, “Intellectual Property” shall mean all right, title and interest, including, but not limited to, all patent, trade-mark, copyright, industrial design, trade secrets and confidential information rights, in and to any and all work product, including, without limitation, any and all inventions, improvements, discoveries, developments, materials, documentation, ideas, concepts, specifications, research, know-how, test data, samples, plans, software, hardware, circuit topography, mask works, formulae, formulations, designs, artwork, literary material, procedures, techniques, practices or processes, of a copyrightable, patentable or proprietary nature, in any material form whatsoever (the “Work Product”), whether completed or not, conceived, created or developed by me, either solely or jointly with others, for MDNA, whether developed before or after execution of this Agreement, and, any Work Product that is created from or by using, or otherwise contains, any MDNA Confidential Information and any Work Product that is created with the use of MDNA’s time, equipment, materials, supplies or facilities, and includes any Work Product that is perfected or reduced to specific form after my relationship with MDNA has expired or been terminated.

9)	Disclosure of Intellectual Property: I agree to promptly and fully disclose to MDNA or its nominee, any and all Work Product. I will keep complete, accurate and authentic notes, reference materials, data and records of all Intellectual Property in the manner and form requested by MDNA. Upon their creation, all such notes, reference materials, data and records shall be deemed to be MDNA Confidential Information.

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10)	Ownership of Intellectual Property: I hereby confirm, acknowledge and agree that all Intellectual Property shall be the sole and exclusive property of MDNA, or its nominee, and may be registered or otherwise protected by MDNA in MDNA’s, or it’s nominee’s, name. I acknowledge and agree that I will not retain any right, title or interest in and to any Intellectual Property.

11)	Assignment: I hereby irrevocably transfer, assign and set over to MDNA any and all worldwide right, title and interest in and to the Work Product including all Intellectual Property, free and clear of any and all liens, claims, security interest, encumbrances or equities of any kind or nature. I hereby waive any and all moral rights I may have in and to any Intellectual Property in favor of MDNA and any entity or party claiming rights through MDNA.

12)	Agreement to Execute Documents and Perform Acts: Upon the request of MDNA, either during or after this Agreement and any employment or working relationship, I will execute all further documents and papers and do all further acts and things pertaining to such Intellectual Property and the copyright, patent, trade-mark, trade secret or other protection hereof as MDNA may from time to time request.

13)	Cooperation: I agree to reasonably assist MDNA at their request and expense, in:

(i)	Making patent applications for Intellectual Property, including instructions to lawyers and/or patent agents as to the characteristics of my Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of MDNA for such applications;

(ii)	Making applications for all other forms of intellectual property registration relating to my Work Product.

(iii)	Prosecuting and maintaining the patent applications and other Intellectual Property; and

(iv)	Registering, maintaining and enforcing the patents and other Intellectual Property registrations.

14)	Assistance with Proceedings: I further agree to reasonably assist MDNA, at MDNA’s request and expense, in connection with any defense to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

15)	No Third Party Intellectual Property: I represent and warrant that:

(a)	I shall not utilize or incorporate any open software in any Intellectual Property or Work Product, or any part thereof without first disclosing the use of any such software to MDNA;

(b)	any and all Intellectual Property shall not:

(i)	to my knowledge, violate any third party intellectual property rights;

(ii)	contain, incorporate, derive from or otherwise be based on any third party intellectual property rights;

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(c)	I have not been, am not and will not be, by performing my obligations hereunder in violation of any term of any employment, invention disclosure or assignment, confidentiality or non-competition agreement or other restrictive covenant I have with any other person or arising under any order.

16)	Restrictive Covenants

a)	Acknowledgement: I acknowledge that by reason of my employment with MDNA, I will or may develop a close working relationship with MDNA and/or its affiliates and/or their clients, suppliers, business partners, employees and others, and I will gain a knowledge of MDNA’s methods of operation and hereby agree that my employment by MDNA will give me access to Confidential Information and to relationships and connections with MDNA’s clients, suppliers, business partners, employees, consultants, contractors and others (“Relationships”), and my knowledge of Confidential Information and/or my having Relationships will enable me to put MDNA at a significant competitive disadvantage if I am employed or engaged by or become involved in a competitive business that sells or otherwise provides any products or services which are the same as or similar to, or in any way competitive with, any products or services, offered, sold or provided by MDNA (“Competitive Business”).

b)	Non Competition during employment: I hereby agree that I shall not, directly or indirectly, without the prior written consent of MDNA, at any time during my employment either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit my name or any part thereof to be used or employed by any person, firm or corporation engaged in, concerned with or interested in a business which provides services or products which are competitive to the business of MDNA or any other similar competing business which may start up.

c)	Non Solicitation: I shall not, directly or indirectly, without the prior written consent of MDNA, at any time during my employment and for a period of 12 months following the termination of my employment for whatever reason, with or without cause:

i)	either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever solicit, induce or endeavour to induce any employee, consultant or agent of MDNA or any of its subsidiaries to leave his or her employment;

ii)	either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever employ or attempt to employ or assist any person to employ any employee of MDNA or any of its subsidiaries;

iii)	either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever solicit, attempt to solicit, contact, induce, canvas, continue to conduct or have business dealings or interfere with MDNA’s relationships or assist any third party in soliciting, attempting to solicit, contacting, inducing, conducting or having business dealings or interfering with MDNA’s relationships with any customer which to my knowledge is a customer of MDNA at the date of termination of this Agreement (“current customer”) or any person, firm, corporation or entity that was, to my knowledge, a customer of MDNA or any of its subsidiaries during a period of 12 months prior to the date of termination of this Agreement (“recent customer”) or, to my knowledge, any person, firm or corporation that has been pursued as a prospective customer of MDNA or any of its subsidiaries at any time during a period of 12 months prior to the date of such termination (“prospective customer”), for the purpose of selling or otherwise providing to such customer any early detection of cancer test or related diagnosis or prognosis or therapy products or services which are the same as or similar to, or in any way competitive with any services or products offered, sold or provided by MDNA or its subsidiaries to that customer or generally.

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d)	It is the intent of these restrictive covenants provisions that if the foregoing covenants are found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenants, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

17)	Obligations Remain in Effect. My obligations under this Agreement will continue in full force and effect despite any breach or repudiation of this Agreement or my employment agreement (including my wrongful dismissal) by MDNA. The existence of any claim I may have or assert against MDNA will not constitute a defence to the enforcement by MDNA of this Agreement.

18)	Independent and Severable Provisions. Each of the covenants made by me and each of the provisions in this Agreement will be construed as being an agreement independent of any other covenants by me and any other provisions in this Agreement. If any covenant or provision is determined to be void or unenforceable, in whole or in part, it will not affect or impair the validity of any other covenant or provision.

19)	Injunction. I acknowledge that the restrictions set out herein are reasonable and are included to protect the legitimate business interests of MDNA and that in addition to any claim for damages or other equitable relief, MDNA shall be entitled to an injunction and its costs of such an injunction as the only effective remedy to protect MDNA’s rights and property against any continuing or future breach by me of the covenants set out in this Agreement.

20)	Other Agreements. This Agreement contains the entire agreement between me and MDNA relating to the matters covered by this Agreement. If there is any conflict or inconsistency between the provisions of any other agreement and this Agreement, the provisions of the agreement that provide the broadest enforceable protection to MDNA will govern and prevail. No amendment or waiver of this Agreement by MDNA will be binding unless it is in writing and signed by MDNA. No waiver of any provision of this Agreement will constitute a waiver of any other provision or a continuing waiver unless expressly provided.

21)	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic means, including email.

22)	MDNA as Trustee. MDNA is constituted the trustee of my covenants and obligations under this Agreement for itself, its affiliates and its customers, from time to time, and will hold and enforce these covenants and obligations on its own behalf and on their behalf.

23)	Waiver: Any party’s failure at any time to require strict performance by the other party or any of the provisions hereof shall not waive or diminish that party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any default shall not waive any other default. Both parties’ rights hereunder are cumulative and not alternative.

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24)	Modification of Agreement: Any modification of this Agreement must be in writing and signed by both parties or it shall have no effect and shall be void.

25)	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

26)	Headings: The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in the Agreement.

27)	Acknowledgements

a)	I have received a copy of and have had sufficient time to review and consider this Agreement.

b)	I have been given an opportunity to obtain and have obtained legal and any other necessary advice concerning the effect of this Agreement.

c)	I have read and understood the terms of this Agreement and my obligations under this Agreement.

d)	I have not been coerced in any manner into signing this Agreement and have not signed this Agreement under duress.

e)	There have been no representations made to me by or on behalf of MDNA leading to my execution of this Agreement except as contained in this Agreement.

f)	I accept that the restrictions placed upon me by this Agreement are reasonably necessary to protect MDNA’s interests, the Confidential Information, MDNA’s Relationships and the interests of MDNA’s clients, suppliers, business partners and employees. The restrictions will not preclude me from being gainfully employed in a suitable capacity following any Termination of my employment with MDNA, given (among other things) my general knowledge and experience.

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Dated: March 1, 2018	/s/ Robert Poulter
Robert Poulter
Witness:

/s/ Heather Poulter
Heather Poulter
Print Name under Signature

Dated: March 1, 2018
MDNA Life Sciences Inc.
“I have authority to bind the company”

Name:	Chris Mitton

Title:	Chief Executive Officer

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